Exhibit 99.1


        Golden West Files a Shelf Registration under the SEC's New Rules for Well-Known Seasoned Issuers


     OAKLAND, Calif.--(BUSINESS WIRE)--Dec. 1, 2005--Golden West Financial Corporation (NYSE:GDW), parent of World Savings Bank, today announced the filing with the Securities and Exchange Commission of an immediately effective shelf registration statement under the new rules for well-known seasoned issuers. The shelf registration provides flexibility to issue from time to time up to $2 billion of debt securities.
     "The new shelf registration gives the Company more flexibility when accessing the capital markets," stated Russell W. Kettell, President and Chief Financial Officer of Golden West. Kettell added: "The SEC's new rules make it advantageous for well-known seasoned issuers to have a shelf registration on file to take advantage of market opportunities."
     Golden West currently has an unsecured, senior debt rating of A1 from Moody's Investors Services and A+ from Standard & Poor's. Any debt securities issued under the new shelf will be unsecured obligations of Golden West and will not be guaranteed by any of its affiliates. Golden West may sell securities directly to investors or appoint dealers to assist in the distribution. This press release does not constitute an offer of any securities for sale.
     Headquartered in Oakland, California, Golden West is one of the nation's largest financial institutions with assets over $120 billion as of October 31, 2005. The Company has one of the most extensive thrift branch systems in the country, with 283 savings branches in 10 states and lending operations in 38 states. Golden West's stock is listed on the New York Stock and Pacific Exchanges under the ticker symbol GDW. Options on the Company's stock are traded on the Chicago Board Options Exchange and the Pacific Exchange.
     Golden West investor information is available at www.gdw.com. Information about the Company's home loans and savings and checking accounts can be found at www.worldsavings.com and about its proprietary no-load mutual funds and annuities at www.atlasfunds.com.

     Information in this Press Release may contain various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections, statements of the plans and objectives of management for future operations, statements of future economic performance, assumptions underlying these statements and other statements that are not statements of historical facts. Forward-looking statements are subject to significant business, economic and competitive risks, uncertainties and contingencies, many of which are beyond the Company's control. Should one or more of these risks, uncertainties or contingencies materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated. Among the key risk factors that may have a direct bearing on Golden West's results of operations and financial condition are competitive practices in the financial services industries; operational and systems risks; general economic and capital market conditions, including fluctuations in interest rates; economic conditions in certain geographic areas; and the impact of current and future laws, governmental regulations, and accounting and other rulings and guidelines affecting the financial services industry in general and the Company's operations in particular. In addition, actual results may differ materially from the results discussed in any forward-looking statements.


    CONTACT: Golden West Financial Corporation
             William C. Nunan, 510-446-3614